EXHIBIT 23.2




            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 10, 2006, relating to the consolidated financial statements of Cheniere Energy, Inc., Cheniere Energy, Inc.'s management assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Cheniere Energy, Inc. which appear on pages 74 and 75 in Cheniere Energy, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2005 and filed with the Securities and Exchange Commission on March 13, 2006.


                                   /s/ UHY MANN FRANKFORT STEIN & LIPP CPAs, LLP
                                   ---------------------------------------------
                                   UHY MANN FRANKFORT STEIN & LIPP CPAs, LLP



June 9, 2006
Houston, Texas